Exhibit 99.1
THE LOVESAC COMPANY REPORTS FIRST QUARTER FISCAL 2025 FINANCIAL RESULTS

Q1 FY25 Net Sales of $132.6 Million
Reaffirms Full Year Fiscal 2025 Outlook

STAMFORD, Conn., June 13, 2024 (GLOBE NEWSWIRE) -- The Lovesac Company (Nasdaq: LOVE) (“Lovesac” or the “Company”), the home furnishing brand best known for its Sactionals, The World's Most Adaptable Couch, today announced financial results for the first quarter of fiscal 2025, which ended May 5, 2024.

Shawn Nelson, Chief Executive Officer, stated, “We are pleased to deliver first quarter performance inline to slightly above the high end of our expectations. Our results reflect continued outperformance compared to the industry and demonstrate our commitment to executing against our objectives. We believe through our omni-channel infinity flywheel, designed for life platform and advantaged supply chain we are well positioned to continue to deliver results and capitalize on the tremendous opportunity still ahead. With the recent launch of our PillowSac Accent Chair we are continuing to expand our offering and see opportunity to further widen the aperture with exciting innovative launches yet to come.”

Key Measures for the First Quarter of Fiscal 2025 Ending May 5, 2024:
(Dollars in millions, except per share amounts. Dollar and percentage changes may not recalculate due to rounding.)

	Thirteen weeks ended
	May 5, 2024	April 30, 2023	% Inc (Dec)
Net sales
Showrooms	$81.6	$83.6	(2.3%)
Internet	$36.6	$40.2	(9.0%)
Other	$14.4	$17.4	(17.1%)
Total net sales	$132.6	$141.2	(6.1%)
Gross profit	$72.0	$70.6	2.1%
Gross margin	54.3%	50.0%	430 bps
Total operating expenses	$89.9	$76.3	17.9%
SG&A	$68.4	$56.5	21.0%
SG&A as a % of Net Sales	51.6%	40.0%	1,160 bps
Advertising and marketing	$18.0	$16.9	6.4%
Advertising & marketing as a % of Net Sales	13.6%	12.0%	160 bps
Net loss	$(13.0)	$(4.1)	(214.9%)
Basic net loss per common share	$(0.83)	$(0.27)	(207.4%)
Diluted net loss per common share	$(0.83)	$(0.27)	(207.4%)
Adjusted EBITDA [1]	$(10.3)	$(2.1)	(381.1%)
Net cash (used in) provided by operating activities	$(7.0)	$6.3	(211.5%)

1 Adjusted EBITDA is a non-GAAP measure. See “Non-GAAP Information” and “Reconciliation of Non-GAAP Financial Measures” included in this press release.

Exhibit 99.1

Percent increase (decrease) except showroom count
	Thirteen weeks ended
	May 5, 2024	April 30, 2023
Omni-channel Comparable Net Sales(1)	(14.8)%	(6.2)%
Internet Sales	(9.0)%	28.7%
Ending Showroom Count	246	211

1 Omni-channel Comparable Net Sales includes sales at all retail locations and online, open greater than 12 months (including remodels and relocations) and excludes closed stores.

Highlights for the Quarter Ended May 5, 2024:

•Net sales decreased $8.6 million, or 6.1%, in the first quarter of fiscal 2025 compared to the prior year period primarily driven by a decrease of 14.8% in omni-channel comparable net sales, partially offset by the net addition of 35 new showrooms compared to the prior year period. During the first quarter of fiscal 2025, we opened 24 additional showrooms and closed 3 showrooms and 5 kiosks.

•Gross profit increased $1.4 million, or 2.1%, in the first quarter of fiscal 2025 compared to the prior year period. Gross margin increased 430 basis points to 54.3% of net sales in the first quarter of fiscal 2025 from 50.0% of net sales in the prior year period primarily driven by a decrease of 790 basis points in inbound transportation costs, partially offset by an increase of 240 basis points in outbound transportation and warehousing costs and a decrease of 120 basis points in product margin driven by higher promotional discounting.

•SG&A expense increased $11.9 million, or 21.0%, in the first quarter of fiscal 2025 compared to the prior year period due to investments in payroll, professional fees, rent, infrastructure, selling related expenses, and equity based compensation. Selling related expenses include customer financing fees which increased $0.6 million, or 8.6%, to $6.7 million in the first quarter of fiscal 2025 from $6.1 million in the first quarter of fiscal 2024.
•Advertising and marketing expense increased $1.1 million, or 6.4% in the first quarter of fiscal 2025 compared to the prior year period.
•Operating loss was $17.9 million in the first quarter of fiscal 2025 compared to $5.7 million in the prior year period. Operating margin was (13.5)% of net sales in the first quarter of fiscal 2025 compared to (4.0)% of net sales in the prior year period.

•Net loss was $13.0 million in the first quarter of fiscal 2025 or $(0.83) net loss per common share compared to $4.1 million or $(0.27) net loss per common share in the prior year period. During the first quarter of fiscal 2025, the Company recorded an income tax benefit of $4.2 million, compared to $1.3 million in the prior year period. The change in benefit is primarily driven by higher net loss before taxes and an increase in the effective tax rate.

Exhibit 99.1
Other Financial Highlights as of May 5, 2024:

•The cash and cash equivalents balance as of May 5, 2024 was $72.4 million as compared to $45.1 million as of April 30, 2023. There was no balance on the Company’s line of credit as of May 5, 2024 and April 30, 2023. The Company’s availability under the line of credit was $33.7 million and $36.0 million as of May 5, 2024 and April 30, 2023, respectively. As previously announced, on March 24, 2023, we amended our existing credit agreement with Wells Fargo Bank, N.A. to extend the maturity date to September 30, 2024. All other terms of the credit agreement remain unchanged.

•Total merchandise inventory was $94.7 million as of May 5, 2024 as compared to $104.5 million as of April 30, 2023 principally related to a planned stock inventory decrease of $10.2 million coupled with a decrease in freight capitalization of $1.4 million related to the decrease in inbound freight expense.

Outlook:

The Company provides guidance of select information related to the Company’s financial and operating performance, and such measures may differ from year to year. The projections are as of this date and the Company assumes no obligation to update or supplement this information.

The Company expects the following for the full year of fiscal 2025:
•Net sales in the range of $700 million to $770 million.
•Adjusted EBITDA1 in the range of $46 million to $60 million.
•Net income in the range of $18 million to $27 million.
•Diluted income per common share in the range of $1.06 to $1.59 on approximately 17.0 million estimated diluted weighted average shares outstanding.
•Fiscal 2025 will contain 52 weeks versus Fiscal 2024 which contained an additional “53rd week” in the fourth quarter.

The Company currently expects the following for the second quarter of fiscal 2025:
•Net sales in the range of $152 million to $160 million.
•Adjusted EBITDA1 loss in the range of $2 million to $5 million.
•Net loss in the range of $6 million to $8 million.
•Basic loss per common share in the range of $0.37 to $0.53 on approximately 15.6 million estimated weighted average shares outstanding.

1 Adjusted EBITDA is a non-GAAP measure. See “Non-GAAP Information” and “Reconciliation of Non-GAAP Financial Measures” included in this press release.

Conference Call Information:

A conference call to discuss the financial results for the first quarter ended May 5, 2024 is scheduled for today, June 13, 2024, at 8:30 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 (international callers please dial (201) 493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.lovesac.com.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed online at investor.lovesac.com for 90 days.

Exhibit 99.1
About The Lovesac Company:

Based in Stamford, Connecticut, The Lovesac Company is a technology driven company that designs, manufactures and sells unique, high quality furniture derived through its proprietary Designed For Life approach which results in products that are built to last a lifetime and designed to evolve as our customers’ lives do. Our current product offering is comprised of modular couches called Sactionals, premium foam beanbag chairs called Sacs, and their associated home decor accessories. Innovation is at the center of our design philosophy with all of our core products protected by a robust portfolio of utility patents. We market and sell our products primarily online directly at www.lovesac.com, supported by direct-to-consumer touch-feel points in the form of our own showrooms as well as through shop-in-shops and pop-up-shops with third party retailers. LOVESAC, SACTIONALS, DESIGNED FOR LIFE, and THE WORLD'S MOST ADAPTABLE COUCH are trademarks of The Lovesac Company and are Registered in the U.S. Patent and Trademark Office.

Non-GAAP Information:

Adjusted EBITDA is defined as a non-GAAP financial measure by the Securities and Exchange Commission (the “SEC”) that is a supplemental measure of financial performance not required by, or presented in accordance with, GAAP. We define “Adjusted EBITDA” as earnings before interest, taxes, depreciation and amortization, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include management fees, equity-based compensation expense, write-offs of property and equipment, deferred rent, financing expenses and certain other charges and gains that we do not believe reflect our underlying business performance. We have reconciled this non-GAAP financial measure with the most directly comparable GAAP financial measure within the schedules attached hereto. Statements regarding our expectations as to fiscal 2025 Adjusted EBITDA do not include certain charges and costs. These items include equity-based compensation expense and certain other charges and gains that we do not believe reflect our underlying business performance. We are not able to provide a reconciliation of our non-GAAP financial guidance to the corresponding GAAP measures without unreasonable effort because of the uncertainty and variability of the nature and amount of these future charges and costs. This is due to the inherent difficulty of forecasting the timing of certain events that have not yet occurred and are out of the Company’s control.

We believe that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of our business, facilitate a more meaningful comparison of our actual results on a period-over-period basis and provide for a more complete understanding of factors and trends affecting our business. We have provided this information as a means to evaluate the results of our ongoing operations alongside GAAP measures such as gross profit, operating income (loss) and net income (loss). Other companies in our industry may calculate these items differently than we do. These non-GAAP measures should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP, such as net income (loss) or net income (loss) per share as a measure of financial performance, cash flows from operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Exhibit 99.1
Cautionary Statement Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other legal authority. Forward-looking statements can be identified by words such as “may,” “continue(s),” “believe,” “anticipate,” “could,” “should,” “intend,” “plan,” “will,” “aim(s),” “can,” “would,” “expect(s),” “expectation(s),” “estimate(s),” “project(s),” “forecast(s)”, “positioned,” “approximately,” “potential,” “goal,” “pro forma,” “strategy,” “outlook” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. All statements, other than statements of historical facts, included in this press release under the heading “Outlook” and all statements regarding strategy, future operations and launch of new products, the pace and success of new products, future financial position or projections, future revenue, projected expenses, sustainability goals, prospects, plans and objectives of management are forward-looking statements. These statements are based on management’s current expectations, beliefs and assumptions concerning the future of our business, anticipated events and trends, the economy and other future conditions. We may not actually achieve the plans, carry out the intentions or meet the expectations disclosed in the forward-looking statements and you should not rely on these forward-looking statements. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors. Among the key factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: business disruptions or other consequences of economic instability, political instability, civil unrest, armed hostilities, natural and man-made disasters, pandemics or other public health crises, or other catastrophic events; the impact of changes or declines in consumer spending and increases in interest rates and inflation on our business, sales, results of operations and financial condition; our ability to manage and sustain our growth and profitability effectively, including in our ecommerce business, forecast our operating results, and manage inventory levels; our ability to improve our products and develop new products; our ability to successfully open and operate new showrooms; our ability to advance, implement or achieve the goals set forth in our ESG Report; our ability to realize the expected benefits of investments in our supply chain and infrastructure; disruption in our supply chain and dependence on foreign manufacturing and imports for our products; our ability to acquire new customers and engage existing customers; reputational risk associated with increased use of social media; our ability to attract, develop and retain highly skilled associates and employees; system interruption or failures in our technology infrastructure needed to service our customers, process transactions and fulfill orders; any inability to implement and maintain effective internal control over financial reporting or inability to remediate any internal controls deemed ineffective; the impact of the restatement of our previously issued audited financial statements as of and for the year ended January 29, 2023 and our unaudited condensed financial statements for the quarterly periods ended April 30, 2023, October 30, 2022, July 31, 2022 and May 1, 2022, and the related litigation and investigation related to such restatements; unauthorized disclosure of sensitive or confidential information through breach of our computer system; the ability of third-party providers to continue uninterrupted service; the impact of tariffs, and the countermeasures and tariff mitigation initiatives; the regulatory environment in which we operate, our ability to maintain, grow and enforce our brand and intellectual property rights and avoid infringement or violation of the intellectual property rights of others; and our ability to compete and succeed in a highly competitive and evolving industry, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Form 10-K and in our Form 10-Qs filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at investor.lovesac.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We disclaim any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made.

Investor Relations Contact:
Caitlin Churchill, ICR
(203) 682-8200
InvestorRelations@lovesac.com

Exhibit 99.1
THE LOVESAC COMPANY
CONDENSED BALANCE SHEETS
(unaudited)

(amounts in thousands, except share and per share amounts)	May 5, 2024	February 4, 2024
Assets
Current Assets
Cash and cash equivalents	$72,362	$87,036
Trade accounts receivable, net	7,176	13,463
Merchandise inventories, net	94,713	98,440
Prepaid expenses	14,589	11,664
Other current assets	1,951	3,845
Total Current Assets	190,791	214,448
Property and equipment, net	77,001	70,807
Operating lease right-of-use assets	162,461	155,856
Goodwill	144	144
Intangible assets, net	1,454	1,457
Deferred tax asset	14,988	10,803
Other assets	30,350	28,665
Total Assets	$477,189	$482,180
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$28,107	$28,821
Accrued expenses	36,397	38,622
Payroll payable	6,042	6,998
Customer deposits	12,094	8,257
Current operating lease liabilities	18,460	17,628
Sales taxes payable	4,426	6,030
Total Current Liabilities	105,526	106,356
Operating lease liabilities, long-term	165,879	157,876
Income tax payable, long-term	452	452
Line of credit	—	—
Total Liabilities	271,857	264,684
Commitments and Contingencies
Stockholders’ Equity
Preferred Stock $0.00001 par value, 10,000,000 shares authorized, no shares issued or outstanding as of May 5, 2024 and February 4, 2024.	—	—
Common Stock $0.00001 par value, 40,000,000 shares authorized, 15,525,689 shares issued and outstanding as of May 5, 2024 and 15,489,364 shares issued and outstanding as of February 4, 2024.	—	—
Additional paid-in capital	183,891	183,095
Accumulated earnings	21,441	34,401
Stockholders' Equity	205,332	217,496
Total Liabilities and Stockholders' Equity	$477,189	$482,180

Exhibit 99.1
THE LOVESAC COMPANY
CONDENSED STATEMENTS OF OPERATIONS
(unaudited)

	Thirteen weeks ended
(amounts in thousands, except per share data and share amounts)	May 5, 2024	April 30, 2023
Net sales	$132,643	$141,193
Cost of merchandise sold	60,598	70,618
Gross profit	72,045	70,575
Operating expenses:
Selling, general and administration expenses	68,403	56,546
Advertising and marketing	17,996	16,913
Depreciation and amortization	3,502	2,822
Total operating expenses	89,901	76,281
Operating loss	(17,856)	(5,706)
Interest income, net	744	341
Net loss before taxes	(17,112)	(5,365)
Benefit from income taxes	4,152	1,250
Net loss	$(12,960)	$(4,115)

Net loss per common share:
Basic	$(0.83)	$(0.27)
Diluted	$(0.83)	$(0.27)

Weighted average shares outstanding:
Basic	15,537,823	15,230,763
Diluted	15,537,823	15,230,763

Exhibit 99.1
THE LOVESAC COMPANY
CONDENSED STATEMENT OF CASH FLOWS
(unaudited)

	Thirteen weeks ended
(amounts in thousands)	May 5, 2024	April 30, 2023
Cash Flows from Operating Activities
Net loss	$(12,960)	$(4,115)
Adjustments to reconcile net loss to cash (used in) provided by operating activities:
Depreciation and amortization of property and equipment	3,391	2,697
Amortization of other intangible assets	111	125
Amortization of deferred financing fees	36	42
Net loss on disposal of property and equipment	43	—
Equity based compensation	1,152	747
Non-cash lease expense	6,104	5,315
Deferred income taxes	(4,185)	(1,282)
Change in operating assets and liabilities:
Trade accounts receivable	6,287	(9,344)
Merchandise inventories	3,727	15,169
Prepaid expenses and other current assets	(1,067)	4,221
Other assets	(1,685)	(3,007)
Accounts payable and accrued expenses	(7,931)	(10,378)
Operating lease liabilities	(3,874)	(2,511)
Customer deposits	3,837	8,612
Net cash (used in) provided by operating activities	(7,014)	6,291
Cash Flows from Investing Activities
Purchase of property and equipment	(7,296)	(4,177)
Payments for patents and trademarks	(8)	—
Net cash used in investing activities	(7,304)	(4,177)
Cash Flows from Financing Activities
Taxes paid for net share settlement of equity awards	(356)	(470)
Payment of deferred financing costs	—	(52)
Net cash used in financing activities	(356)	(522)
Net change in cash and cash equivalents	(14,674)	1,592
Cash and cash equivalents - Beginning	87,036	43,533
Cash and cash equivalents - Ending	$72,362	$45,125
Supplemental Cash Flow Data:
Cash paid for taxes	$10	$—
Cash paid for interest	$30	$30
Non-cash investing activities:
Asset acquisitions not yet paid for at period end	$2,142	$4,994

Exhibit 99.1
THE LOVESAC COMPANY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited)

	Thirteen weeks ended
(amounts in thousands)	May 5, 2024	April 30, 2023
Net loss	$(12,960)	$(4,115)
Interest income, net	(744)	(341)
Income tax benefit	(4,152)	(1,250)
Depreciation and amortization	3,502	2,822
EBITDA	(14,354)	(2,884)
Equity-based compensation (a)	1,203	805
Loss on disposal of assets (b)	43	—
Other non-recurring expenses (benefit) (c)	2,850	(53)
Adjusted EBITDA	$(10,258)	$(2,132)
(a)Represents expenses, such as compensation expense and employer taxes related to RSU equity vesting and exercises associated with stock options and restricted stock units granted to our associates and board of directors. Employer taxes are included as part of selling, general and administrative expenses on the Statements of Operations.
(b)Represents loss on disposal of property and equipment.
(c)Other non-recurring expenses in the thirteen weeks ended May 5, 2024 represents professional fees related to the restatement of previously issued financial statements and severance, partially offset by benefits related to insurance proceeds and other legal matters. Other non-recurring benefit in the thirteen weeks ended April 30, 2023 represents business loss proceeds received from an insurance settlement.